Exhibit 99.2

ALLIANCE BANCORP, INC. OF PENNSYLVANIA	REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLIANCE BANCORP, INC. OF PENNSYLVANIA (“ALLIANCE”) FOR USE ONLY AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON                  , 2015 AND ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of Alliance, or any successors thereto, as proxies, with full powers of substitution, to vote the shares of common stock of Alliance held of record by the undersigned at the Special Meeting of Shareholders to be held at the                     , located at                     ,                     , Pennsylvania, on                  , 2015, at     :    a.m., local time, and at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as follows:

1.	Proposal to adopt and approve the Agreement and Plan of Reorganization, dated as of March 2, 2015, by and between WSFS Financial Corporation (“WSFS”) and Alliance, as amended from time to time (the “Merger Agreement”), pursuant to which Alliance will merge with and into WSFS (the “Merger”).

☐            FOR                    ☐            AGAINST                    ☐            ABSTAIN

2.	Proposal to approve, in a non-binding advisory vote, the compensation payable to named executive officers of Alliance in connection with the Merger.

☐            FOR                     ☐            AGAINST                     ☐            ABSTAIN

3.	Proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the Merger Agreement.

☐            FOR                     ☐            AGAINST                     ☐            ABSTAIN

In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

The Board of Directors recommends that you vote FOR adoption and approval of the Merger Agreement, FOR approval, in a non-binding advisory vote, of the compensation payable to named executive officers of Alliance in connection with the Merger and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the Merger Agreement. You are encouraged to specify your choices by marking the appropriate boxes above; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy may be revoked at any time before it is exercised.

Shares of Common Stock of Alliance will be voted as specified. If you return a signed proxy but no specification is made, shares will be voted FOR adoption and approval of the Merger Agreement, FOR approval, in a non-binding advisory vote, of the compensation payable to named executive officers of Alliance in connection with the Merger and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the Merger Agreement, and otherwise at the discretion of the proxies.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of Alliance Bancorp, Inc. of Pennsylvania, Inc. called for                  , 2015, and the accompanying Prospectus/Proxy Statement prior to the signing of this Proxy.

Please be sure to date this Proxy and sign in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

▲            Detach above card, sign, date and mail in postage paid envelope provided.            ▲

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

Please sign this Proxy exactly as your name(s) appear(s) on this Proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

PLEASE ACT PROMPTLY

MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.